Exhibit 10.1

June 25, 2019

Chris Peterson

Via email

Dear Chris,

I am very pleased to offer you the position of Interim Chief Executive Officer (CEO) of Newell Brands (“Newell” or the “Company”), in addition to your current role as Chief Financial Officer of the Company. This position will be located in our corporate headquarters and will report to the Board of Directors of the Company. Your employment as Interim CEO will commence as of the close of business on June 28, 2019 (the “Commencement Date”), and you will continue to serve as Interim CEO until the appointment of a permanent Chief Executive Officer of the Company and no later than December 31, 2019.

When your role as Interim CEO ends, you will remain employed as the Company’s Chief Financial Officer, reporting to the Chief Executive Officer of the Company. After December 31, 2019, you and the Company will evaluate the opportunity to expand your role and your compensation in connection therewith by mutual agreement.

In consideration of your performance of the duties of Interim CEO, and in addition to all compensation and benefits described in your offer letter dated November 21, 2018 (which will remain in full force and effect, as modified by this letter) (the “Existing Offer Letter”), you will be entitled to receive the following compensation and benefits:

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Base Salary: For the period from July 1, 2019 through December 31, 2019, your salary will be increased to $58,333.33 per pay period (paid semi-monthly), or $1,400,000 if annualized. Your base salary will return to its present level of $33,333.33 per pay period (paid semi-monthly), or $800,000 if annualized, as of January 1, 2020.

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Bonus Opportunity: For the period from July 1, 2019 through December 31, 2019, your target bonus opportunity under the Corporation’s Management Bonus Plan will be increased by $450,000, or $900,000 if annualized. For the avoidance of doubt, your total target bonus opportunity for the full second half of 2019 will be $850,000, and your total target bonus opportunity for the full year 2019 will be equal to $1,250,000. Your target bonus opportunity will return to its present level of 100% of base salary as of January 1, 2020.

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Interim Service Award: For your service as Interim CEO, you will be granted, with a grant date of June 25, 2019, a one-time award of performance-based restricted stock units with a value of $1,750,000 based on the closing price of the Company’s common stock on the date of grant (the “Interim Service Award”). A number of restricted stock units under the Interim Service Award with a value of $1,000,000 (based on the closing price of the Company’s common stock on the date of grant) will vest on July 1, 2020, with the remainder vesting on December 31, 2020, in each case generally subject to your continued employment until such date and to the Company’s achievement of performance conditions set forth in the award agreement. The Interim Service Award will be subject to all terms and conditions set forth in the award agreement.

Should you elect to voluntarily terminate your employment with the Company as of a date that falls from July 1, 2020 to August 31, 2020, upon not less than 60 days’ notice delivered to the Company between May 1, 2020 and June 30, 2020, you shall be entitled to the following:

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You will receive your Management Bonus for the fiscal year in which the termination occurs, prorated by a fraction, the numerator of which is the number of days in the fiscal year in which your date of termination occurs through your date of termination and the denominator of which is three hundred sixty-five (365). This partial bonus payment will not be subject to any individual performance modifier but will be paid out on the basis of actual corporate performance levels and will be subject to any adjustments or modifiers based on the Company’s performance under the terms of the Management Bonus Plan (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company participating in the Management Bonus Plan). This partial bonus will be paid at the same time as Management Bonuses are paid to active Company employees, no later than March 15th of the following year.

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All of your unvested RSUs, including those granted as part of your Employment Transition Award pursuant to the Existing Offer Letter, shall be forfeited, except that a pro rata portion of those awards (other than the Interim Service Award) which would have otherwise vested during the 3-year period after your termination date will vest as if you remained employed through the applicable vesting dates (subject to the satisfaction of any applicable performance conditions). The portion of such RSU awards which shall vest shall be calculated on a pro rata basis for each individual award to reflect the number of days between the grant date and your termination date relative to the total number of days constituting the vesting period of such award. The timing of payment for RSUs that become vested as described in this paragraph will be determined in a manner consistent with the award agreements that govern the applicable awards, but will in all cases be intended to comply with or be exempt from Section 409A of the Internal Revenue Code. For the avoidance of doubt, if you voluntarily terminate your employment with the Company at any time, any unvested portion of the Interim Service Award shall be forfeited, unless provided otherwise in the applicable award agreement or your Employment Security Agreement.

•	You will not be required to repay any relocation payments made to you or on your behalf as a result of your participation in the Company’s Executive Relocation Program.

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In order to receive the foregoing benefits, you will be required to sign a reasonable separation agreement (including confidentiality, non-solicitation and non-competition obligations) in the form substantially similar to that required of similarly-situated employees of the Company, within 45 days after the termination of your employment and not revoke such release within the time permitted by law (which consideration period and revocation period together may not exceed 60 days following termination of employment). Such release may require repayment of any of the foregoing benefits if you are later found to have committed acts that would have justified a termination for Good Cause (as defined in your Existing Offer Letter).

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You may elect to extend the applicable time period and notice dates for your election to terminate employment described above by an additional six months in each case, by providing written notice to the Company on or prior to June 30, 2020.

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Notwithstanding anything else set forth herein to the contrary, in the event you are actually entitled to receive benefits following a termination of your employment under your Existing Offer Letter or your Employment Security Agreement in connection with your termination, you will not be entitled to receive the foregoing benefits pursuant to this letter agreement, and your severance benefits will be governed exclusively by the terms of your Employment Security Agreement or Existing Offer Letter, as applicable, unless you elect to receive the foregoing benefits under the terms of this letter and waive any benefits to which you are entitled under the Employment Security Agreement and the Existing Offer Letter.

In the event your employment is terminated by the Company for any reason other than Good Cause (as defined in your Existing Offer Letter) prior to the vesting date for any portion of the Interim Service Award, in addition to any other benefits set forth in the Existing Offer Letter, any unvested restricted stock units provided as part of your Interim Service Award will continue to vest as if you remained employed through the applicable vesting dates (subject to the satisfaction of any applicable performance conditions), unless you are entitled to a greater benefit with respect to the Interim Service Award under the applicable award agreement or your Employment Security Agreement.

You will be solely responsible for any associated tax filings and payment of taxes associated with your employment, without any gross-up or additional compensation from the Company (except as otherwise provided in the Company’s relocation policy), provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company.

Payments and benefits provided under this letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code. This offer letter shall be construed, administered, and governed in a manner that affects such intent, and Newell shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax under Code Section 409A. Although Newell shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this letter is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter.

Chris, we are confident your skills and experience will be a tremendous benefit to Newell Brands during this important period. This is a significant opportunity, and we are certain you can and will make a difference.

Sincerely,

/s/ Patrick D. Campbell
Patrick D. Campbell
Chairman of the Board of Directors

/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal & Administrative Officer

This offer is irrevocable and open for your acceptance until 5:00 PM ET on June 25, 2019. To indicate your acceptance of this offer, please sign in the space provided below and return it to the Company’s Chief Legal & Administrative, Brad Turner, at bradford.turner@newellco.com.

Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that all bonus payouts and other awards described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s common stock may be traded).

This offer is intended to lay out all elements of additional compensation for your service as Interim CEO. Compensation offers outside this letter agreement and the Existing Offer Letter are not binding and will not be honored, so you should make sure you are clear on all parts of your offer and future expectations before signing this letter agreement.

Your signature indicates acknowledgement that if employed, your employment is to be “at will” which means that either the Company or you may terminate your employment at any time, with or without notice, subject to the terms of this letter agreement above and your Existing Offer Letter.

/s/ Christopher Peterson
Signature

Christopher Peterson
Printed Name

June 25, 2019
Date

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